Exhibit 99.1

Newpark Announces First Quarter Revenue Increase of 29% and Improvement
in Operating Cash Flows, Postpones First Quarter Earnings Release and
Conference Call, Updates Progress of Internal Investigation

METAIRIE, La., May 1 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that revenues for the first quarter of 2006 were $165.8 million, as compared to $129.0 million in the first quarter of 2005, an increase of 29%. Net cash flows from operations for the first quarter of 2006 were approximately $12.7 million, as compared to $6.8 million in the first quarter of 2005 and $10.0 million in 2005’s fourth quarter.

Operating cash flows in the first quarter of 2006 and fourth quarter of 2005 were benefited by the receipt of insurance proceeds in the amount of $3.1 million and $2.0 million, respectively, resulting from hurricanes Katrina and Rita. The company also announced that due to the current status of the internal investigation previously announced on April 17th, it has postponed the first quarter earnings release scheduled for today and the earnings conference call scheduled for Tuesday, May 2. We will announce a rescheduled earnings release and conference call as soon as we can.

Consolidated revenue gains in the first quarter were driven by continued growth in the company’s drilling fluids segment, which increased revenue by 40%. All of Newpark’s business segments experienced year-over-year and sequential revenue growth in the first quarter.

Newpark ended the quarter with $10.1 million in cash and total debt of $204 million. During the quarter, the company invested approximately $12.7 million in property, plant and equipment, including $1.2 million in replacement of storm-damaged property and $2.7 million in water technology additions. The company received insurance proceeds of approximately $3.5 million in the quarter related to reimbursement of losses on property, plant and equipment resulting from hurricanes Katrina and Rita.

Paul Howes, Newpark’s Chief Executive Officer, said: “Newpark’s core businesses continue to perform very well and the business climate continues to be strong. The internal investigation, under the direction of the audit committee of the Board, is well under way. Based on information that has come to light to date, it appears we may have asset impairments which we do not believe will exceed $10 million on a pretax basis, subject to possible recovery from third parties. No determination has been made on the impact, if any, on previously issued financial statements. We remain committed to increasing shareholder value through continued improvement in our core business segments and our new technology initiatives.”

Newpark Resources, Inc. provides value added drilling fluids, environmental waste treatment solutions, and access to temporary work sites primarily for the oil and gas industry.

The foregoing discussion may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting us, we refer you to the risk factors set forth under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 14, 2006. In particular, as described on pages 15 and 16 of that Annual Report, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and us in particular, and may adversely affect the demand for our services. In addition, as described on page 18 of that Annual Report, rescission or relaxation of governmental regulations could reduce the demand for our services and reduce our revenues and income. We strongly urge you to review that Annual Report and our other filings with the Securities and Exchange Commission for a more detailed discussion of these and other factors, risks and uncertainties. Our SEC filings can be obtained at no charge at http://www.sec.gov , as well as through our website http://www.newpark.com .

SOURCE  Newpark Resources, Inc.
          -0-                                                  05/01/2006
          /CONTACT:  Eric M. Wingerter, V.P. and Corporate Controller of Newpark Resources, Inc., +1-504-838-8222/
          /Web site:  http://www.newpark.com /